UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2014
CELLULAR DYNAMICS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-36021 (Commission File Number)	26-1737267 (IRS Employer Identification No.)

525 Science Drive Madison, Wisconsin (Address of principal executive offices)	53711 (Zip Code)
Registrant’s telephone number, including area code: (608) 310-5100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2014, Mr. David S. Snyder gave notice to Cellular Dynamics International, Inc. (the "Company") of his resignation as Executive Vice President and Chief Financial Officer of the Company, effective July 10, 2014. The Company, headquartered in Madison, Wisconsin, has accepted Mr. Snyder’s resignation and appointed Timothy D. Daley as Vice President and Interim Chief Financial Officer of the Company ("CFO"). As Interim CFO, Mr. Daley will become the Company’s principal financial officer and principal accounting officer, roles currently held by Mr. Snyder. In connection with Mr. Daley’s appointment as Vice President and Interim CFO, the Company intends to enter into an agreement with him regarding the terms of such employment and to grant him an equity award.

Mr. Snyder intends to pursue another professional opportunity that allows him to work in Illinois, his state of residence. In connection with his resignation, Mr. Snyder acknowledged that his resignation did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates or judgments.

Mr. Daley, age 46, has been a consultant to the Company since 2009, providing assistance to the Company with its preparation for its initial public offering in July, 2013 and with its financial reporting as a public company. Since 2004, he has provided part-time and interim CFO/Controller and SEC reporting services to several organizations through his firm Timothy Daley CPA LLC of which he is the sole principal. From 1998 to 2004 he held various finance positions, including Treasurer and Controller, at Sonic Foundry, Inc. Mr. Daley began his career at Coopers and Lybrand where he practiced as a certified public accountant. Mr. Daley holds a Bachelor of Business Administration, Accountancy from the University of Notre Dame.

Mr. Daley has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company is conducting a search for a new CFO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Dynamics International, Inc.
Date: July 1, 2014	By: /s/ Anna M. Geyso
Anna M. Geyso
Senior Vice President, General Counsel and Secretary